Executed

GUARANTY

This Guaranty ("Guaranty") is made on January 13, 2023, by SALONA GLOBAL MEDICAL DEVICE CORPORATION, a British Columbia corporation ("Canadian Parent"), INSPIRA FINANCIAL COMPANY, a Washington corporation ("Inspira"), MIO-TECH PARENT LLC, a Delaware limited liability company ("Mio- Tech Parent"), SIMBEX PARENT ACQUISITION I CORPORATION, a Delaware corporation ("Simbex Parent Acquisition"), SIMBEX ACQUISITION I CORPORATION, a Delaware corporation ("Simbex Acquisition") and DAMAR ACQUISITION COMPANY, a Delaware corporation ("Damar Acquisition"; together with Canadian Parent, Inspira, Mio-Tech Parent, Simbex Parent Acquisition and Simbex Acquisition, and any other person who guarantees the obligations of Borrower, each a "Guarantor" and collectively, the "Guarantors"), in favor of Pathward, National Association ("Pathward"), to induce Pathward to make a loan and/or extend or continue credit to SIMBEX LLC, a Delaware limited liability company ("Simbex"), DAMAR PLASTICS MANUFACTURING, INC., a California corporation ("Damar Plastics"), MIO-GUARD LLC, a Delaware limited liability company ("Mio-Guard"; together with Simbex and Damar Plastics, individually and collectively and jointly and severally, the "Borrower") and because Guarantor, whose economic success is vitally linked to Borrower's success, has determined that executing and delivering this Guaranty is in Guarantor's interest and to Guarantor's financial benefit.

1. Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Pathward: (a) the full, prompt and unconditional payment when due of all existing and future obligations of the Borrower to Pathward ("Indebtedness"), including but not limited to all indebtedness of Borrower under the Loan and Security Agreement between Pathward and Borrower, as it may be amended from time to time ("Loan Agreement"), and all principal, interest and fees under any and all related notes, as they may be amended or restated and whether on demand, at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise; and (b) the punctual and faithful performance and observation by Borrower of all duties, agreements, covenants, representations and obligations of Borrower contained in the Loan Documents (as defined in Section 3).

2. Absolute, Unconditional and Continuing Obligation. This Guaranty is an absolute, continuing, unconditional, unlimited and irrevocable guaranty. Guarantor will not be relieved from any obligations under this Guaranty until this Guaranty is terminated in accordance with Section 13. The obligations and liabilities of Guarantor will continue notwithstanding any defect in the genuineness, validity or enforceability of the Indebtedness or the Loan Documents, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or which might otherwise limit recourse against Guarantor. This is a guarantee of payment and not of collection.

3. The Loan Documents. The Loan Agreement, all related notes, and all other related documents now existing or hereafter arising and executed in connection with the Loan Agreement, including all amendments and restatements thereto are collectively referred to as the "Loan Documents". Any capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to them in the Loan Documents.

4. Continuation of Liability. The liability and obligations of Guarantor will in no way be affected, impaired, diminished or released by (a) any amendment, restatement, alteration, extension, renewal, waiver, indulgence, extension of time regarding performance or other modification of the Loan Documents or the Indebtedness contained therein; (b) any settlement or compromise in connection with the Indebtedness; (c) any subordination of payments under the Loan Documents to any other debt or claim; (d) any substitution, exchange, release or other disposition of all or any part of the Indebtedness or the collateral securing the Indebtedness; (e) any failure, delay, neglect, or omission to act by Pathward in connection with the Indebtedness; (f) any advances for the purpose of performing any covenant or agreement of Borrower, or curing any breach or violation of the Loan Documents; (g) the filing by or against Borrower of bankruptcy, insolvency, reorganization or other debtor's relief afforded Borrower pursuant to the present or future provisions of the Bankruptcy Code or any other state or federal statute or by the decision of any court; or (h) any other matter whether similar or dissimilar to the foregoing.

5. Unconditional Waiver of all Defenses. Guarantor unconditionally, absolutely and irrevocably waives each and every defense, which under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Indebtedness. Without limiting the generality of the foregoing waiver, Guarantor agrees that none of the following acts, omissions or occurrences will diminish or impair the liability of Guarantor in any respect, and Guarantor waives: (a) notice of acceptance of this Guaranty and of the creation of additional indebtedness; (b) presentment and demand for payment of any Indebtedness; (c) protest, notice of protest, and notice of dishonor or default to Guarantor or to any other party with respect to the Indebtedness; (d) all other notices to which Guarantor might otherwise be entitled; (e) any defense of Borrower; (f) any rights to extension, composition or otherwise under the Bankruptcy Code or any amendments thereof, or under any state or other federal statute; and (g) any right or claim or claim of right to cause a marshalling of Borrower's assets, and it is agreed that Pathward shall be under no duty to marshal the assets of Borrower for Guarantor's benefit or the benefit of any third party. No notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor or of the right of Pathward to take further action without notice or demand as provided herein. No modification or waiver of the provisions of this Guaranty will be effective unless in writing, nor shall any such waiver be applicable except in the specific instance for which it is given.

6. Immediate Recourse/Exercise of Rights by Pathward. At any time when the Indebtedness, or any portion thereof, has not been paid when due (whether by acceleration or otherwise), Pathward can require that Guarantor pay Pathward the amounts owing on this Guaranty immediately. Pathward is not required to collect first from Borrower, any collateral, any other guarantor, or any other person. No delay or stay in any acceleration of the Indebtedness, as against the Borrower, due to the application of any bankruptcy, insolvency or other law or proceeding will be effective under this Guaranty, and Guarantor agrees to immediately pay the amount of the Indebtedness that would be due and payable but for such delay or stay. All rights, powers, and remedies of Pathward hereunder and under the Loan Documents are cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Pathward by law and by agreement.

7. Subordination/Subrogation. In the event that Guarantor advances or becomes obligated to pay any sums to Borrower, or in the event that Borrower or any subsequent owner of any collateral pledged as security for the Indebtedness is now or hereafter becomes indebted to Guarantor, the amount of such indebtedness will at all times be subordinate as to lien, time of payment and all other respects, to the amounts owing to Pathward by Borrower with regard to the subject property or any right to participate in any way therein or in the right, title or interest of Pathward in such property, all rights of subrogation and participation being hereby expressly subordinated as aforesaid. Guarantor hereby absolutely, irrevocably and unconditionally waives all rights Guarantor may have, at law or in equity to seek or claim subrogation (including any right of subrogation hereafter arising against Borrower resulting from a right of contribution from any other guarantor), contribution, indemnification, or any other form of reimbursement from Borrower or from any other guarantor by virtue of any payment(s) made to Pathward under this Guaranty or otherwise, until the Indebtedness is irrevocably paid in full in cash. Guarantor acknowledges and agrees with Pathward that if Pathward is at any time required to return or restore to Borrower or to any trustee in bankruptcy, any payment(s) made upon the Indebtedness, this Guaranty shall continue in full force and effect or shall be fully reinstated, as the case may be, and Guarantor's obligations to Pathward under this Guaranty shall be increased by the amount of any such payment(s), plus interest thereon from the date(s) the payments(s) were originally made. Guarantor agrees to indemnify and hold Pathward harmless from and against any and all costs, fees and expenses including, without limitation, reasonable attorney fees, in connection with Pathward's defending any preference or fraudulent conveyance claim or action brought against Pathward in any bankruptcy proceeding concerning Borrower, Guarantor or any other guarantor. Pathward has no duty to enforce or protect any rights which the Guarantor may have against Borrower or any other person, and Guarantor assumes full responsibility for enforcing and protecting such rights.

8. Representations and Warranties. Guarantor represents, warrants and covenants to Pathward that, as of the date of this Guaranty: (a) the fair stable value of Guarantor's assets exceed its liabilities; (b) Guarantor is meeting its current liabilities as they mature, (c) it is duly organized, validly existing and in good standing under the laws of the state in which it is organized and qualified to do business in all states where it conducts business; (d) the execution and delivery of this Guaranty and the performance of the obligations under this Guaranty arewithin Guarantor's powers, have been duly authorized by all necessary action and do not contravene its articles of incorporation or bylaws; (e) Guarantor has completely read and understands the Loan Documents and agrees to all those portions which apply to Guarantor; (f) Guarantor was provided an opportunity to review the Loan Documents with its legal counsel; (g) any financial statements of Guarantor furnished to Pathward are true and correct and include all contingent liabilities of Guarantor; (h) since the date of any financial statements furnished to Pathward, no material adverse change has occurred in the financial condition of Guarantor; (i) there are no pending or threatened material court or administrative proceedings or undischarged judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor; and (j) Guarantor is not in default or claimed default under any agreement for borrowed money. Guarantor agrees to immediately give Pathward written notice of any material adverse change in its financial condition.

9. Expenses. Guarantor agrees to pay all expenses (including attorneys' fees) incurred by Pathward in connection with the enforcement of Pathward's rights under the Loan Documents, this Guaranty, and the collection of the Indebtedness.

10. Transfer of Assets. Guarantor further agrees that until the Indebtedness is indefeasibly paid in full in immediately available funds, Guarantor will not, without Pathward's prior written consent: (i) make any voluntary transfer of any of Guarantor's assets which would have the effect of materially diminishing Guarantor's present net worth, or (ii) guaranty the debts or obligations of any other person or entity.

11. Reinstatement. This Guaranty will continue to be effective or will be automatically reinstated, as the case may be, if at any time payment of all or part of the Indebtedness is rescinded or must otherwise be restored or returned by Pathward, including in connection with Borrower's bankruptcy or insolvency.

12. Assignability/Binding Effect. This Guaranty shall be assignable by Pathward without notice to Guarantor and shall inure to the benefit of Pathward and to any subsequent successors and assigns.

13. Termination. Notwithstanding anything contained herein to the contrary, the liability of Guarantor will be terminated only in the event that (i) Borrower or Guarantor has indefeasibly paid Pathward the Indebtedness in full in immediately available funds, and (ii) the Loan Agreement is terminated.

14. Severability. If any provision of this Guaranty is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision will be deemed null and void to the extent of the conflict or unenforceability and will be deemed severable, but it will not invalidate any other provision of this Guaranty.

15. Complete Agreement. This Guaranty is the final, complete and exclusive expression of the agreement between Guarantor and Pathward with respect to the subject matter of this Guaranty. This Guaranty cannot be modified or amended except in a writing signed by both Guarantor and Pathward.

16. Governing Law; Jurisdiction; Venue. This Guaranty shall be governed by the laws of the State of Michigan, without regard to any conflict of laws provision. GUARANTOR AGREES THAT ANY ACTION TO ENFORCE BORROWER'S OR GUARANTOR'S OBLIGATIONS TO PATHWARD SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY MICHIGAN OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (UNLESS PATHWARD, IN ITS SOLE DISCRETION, ELECTS SOME OTHER JURISDICTION), AND GUARANTOR SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY PATHWARD. GUARANTOR WAIVES ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND GUARANTOR MAY BRING ANY ACTION AGAINST PATHWARD ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

17. WAIVER OF JURY TRIAL. GUARANTOR KNOWINGLY AND VOLUNTARILY, AND FOR ITS BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING

THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE INDEBTEDNESS. GUARANTOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE EFFECT OF THIS PROVISION WITH COUNSEL OF THEIR CHOICE.

18. Notice. Any notice given pursuant to this Guaranty is effective if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the addresses shown above or such other address that may subsequently designated by Guarantor or Pathward.

(A) If to Lender at:	Pathward, National Association
5480 Corporate Drive, Suite 350
Troy, Michigan 48098
Attention: Legal Department
Telephone: (248) 641-5100
Email:commfinlegalnotice@pathward.com

(B) If to Guarantors
at:	Salona Global Medical Device Corporation
6160 Innovation Way
Carlsbad, CA 92011
Attention: Dennis Nelson, CFO
Telephone: 800-760-6826
Email: dennis.nelson@salonaglobal.com

19. Joint and Several Liability. The term “Guarantor” shall mean each person executing this Guaranty, each individually and together collectively, and the obligations of Guarantor and any other guarantor executing a guaranty, including in connection with the Loan will be joint and several.

20. Security. The performance of Guarantor's obligations under this Guaranty is secured by all of the assets of each Guarantor, wherever located, including all Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing, and all Proceeds of the foregoing. All capitalized terms used in this Section 20, which are not otherwise defined shall have the meanings assigned to them in the Uniform Commercial Code as adopted in the State of Michigan.

[Signature Page Follows]

The Guarantor executes this Guaranty as of the day and year first above written.

SALONA GLOBAL MEDICAL DEVICE CORPORATION, a British Columbia corporation

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

INSPIRA FINANCIAL COMPANY, a Washington corporation

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

MIO-TECH PARENT LLC, a Delaware limited liability company

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

SIMBEX PARENT ACQUISITION I CORPORATION, a Delaware limited liability company

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

SIMBEX ACQUISITION I CORPORATION, a Delaware corporation

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

DAMAR ACQUISITION COMPANY a Delaware limited liability company

By:	/s/ Luke Faulstick
Name:	Luke Faulstick
Its:	Chief Executive Officer

[Signature Page to Corporate Resolution (Simbex Acquisition)]